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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                               (Amendment No. ___)

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant                             / /
Check the appropriate box:
/ /      Preliminary Proxy Statement
/ /      Definitive Proxy Statement
/x/      Definitive Additional Materials
/ /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/ /      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2))

                          The France Growth Fund, Inc.
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                (Name of Registrant as Specified in its Charter)


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                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/      No fee required.


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                 IMPORTANT INFORMATION ABOUT YOUR INVESTMENT IN
                           THE FRANCE GROWTH FUND INC.

Dear Shareholder:                                                April 22, 1999

By now you should have received The France Growth Fund's proxy materials for the upcoming Annual Meeting of Stockholders scheduled to be held on April 29, 1999. If you have not yet completed and mailed in your proxy card or would like to change an earlier vote, we urge you to do so after reading the Fund's proxy statement. In order to avoid any confusion in completing your proxy card, please note that a vote in favor of management's position would be as follows:

1. Election of Directors:

         FOR all of the Fund's nominees:  |X|           Withhold Authority:  |_|

2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants:

         FOR  |X|               AGAINST  |_|              ABSTAIN  |_|

3. To consider and act upon a stockholder proposal with respect to realizing net asset value:


         FOR  |_|               AGAINST  |X|              ABSTAIN  |_|

4. To consider and act upon a stockholder proposal to terminate the Fund's advisory agreement:

         FOR  |_|               AGAINST  |X|              ABSTAIN  |_|

Although you own a smaller number of Fund shares, your vote is very important to us. The Fund was created nine years ago for smaller shareholders like you -- shareholders who may not otherwise be able to invest directly in French equity securities but would benefit from the diversification that French equity securities would bring to their overall portfolios. We urge you to consider the Fund's record highlighted below because we believe it has been a very good record for shareholders and because we strongly believe that the Fund's superior record is directly attributable to the Fund's structure as a closed-end fund and the expertise of its Adviser. Your Board unanimously urges you to vote the WHITE proxy card FOR proposals 1 and 2 in the left column and AGAINST proposals 3 and 4 in the middle column.

Your Board unanimously believes that the Fund will best serve the long-term interests of stockholders by continuing to focus on maximizing long-term capital appreciation rather than by fundamentally changing its focus to the short-term goal of seeking to realize net asset value in a manner disruptive to shareholder interests. We believe that the Fund has been very successful at achieving its objective since it began offering shares in 1990, as demonstrated by the following:

o The Fund has received a four star rating by Morningstar and has outperformed its benchmark index in all but one year since its inception in 1990 (please see the bar chart on page 9 of the proxy statement).

o The Fund has outperformed its benchmark index by over 80% over the life of the Fund, providing a total return (based on changes in net asset value per share) of 161% in U.S. dollars since inception.


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o    In 1998 alone the Fund achieved an increase in net asset value of 40.9%.

In addition to consistently achieving superior performance, the Adviser and your Board have taken significant actions which have and will continue to benefit shareholders, including:

o A continual reduction in the Fund's total operating expenses to 1.25% estimated for 1999, which is significantly less than the average total operating expenses for closed-end European equity funds during 1998.

o The Adviser has voluntarily agreed to reduce its advisory fee each month by a percentage equal to the size of the discount.

o The Fund adopted a Tax-Advantaged Managed Distribution Plan in 1998 whereby the Fund distributes a dividend on a quarterly basis equal to at least 12% of the Fund's net assets as of the end of the previous year. The Fund expects to distribute at least $7.55 million per quarter in 1999.

Adverse effects of open-ending and terminating the advisory contract. As discussed more fully in the proxy statement, we believe that conversion of the Fund from a closed-end fund to an open-end fund would have substantial adverse consequences for shareholders, including: The Adviser would no longer be able to invest substantially all of the Fund's assets in French equity securities because the Fund would then need to keep a sizeable cash reserve to meet redemption requests; and a potentially significant increase in the Fund's expenses on a per share basis because the Fund would have to incur distribution expenses in order to operate as an open-end Fund. We also strongly believe that termination of the advisory contract would be very detrimental to shareholders. Not only would it significantly disrupt Fund management and increase expenses, but shareholders would lose the services of an adviser which has achieved consistently superior performance for the Fund. Your Board does not believe that it would be able to replace the Adviser with another that has similar experience in managing a pool of French equity securities and can demonstrate a comparable record of performance. Plus there is NO evidence that termination of the advisory contract would reduce the discount.

We hope that you will consider this record when voting and urge you to vote AGAINST proposal 3 to open-end the Fund and AGAINST proposal 4 to terminate the advisory contract by voting the WHITE proxy card FOR Proposals 1 and 2 in the left column and AGAINST proposals 3 and 4 in the middle column.

We thank you for your support. If you have any question regarding the Fund's proxy materials, please call 1-800-733-8481.